EXHIBIT 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	W. Garth Sprecher
MARCH 12, 2007	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E COMMUNICATIONS REPORTS FOURTH QUARTER AND YEAR END 2006 RESULTS

EPHRATA, PENNSYLVANIA (March 12, 2007) – D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the fourth quarter and year ended December 31, 2006.

For the fourth quarter of 2006 the company reported total operating revenue of $39.8 million, as compared to $41.9 million in the fourth quarter of 2005. Operating income for the fourth quarter of 2006 was $7.2 million compared to operating income of $7.1 million in the fourth quarter of 2005. Net income for the fourth quarter was $3.5 million, or $0.24 per share, compared to a net income of $7.1 million, or $0.49 per share, for the same period last year.

Included in the fourth quarter 2006 results was a gain on investment of $1.0 million ($0.7 million, or $0.05 per common share, after tax) as a result of a $1.0 million cash payment received in December related to advances to our international operations that had been written off in a previous year. Results for the fourth quarter of 2005 included income of $6.4 million ($6.0 million, or $0.42 per common share, after tax) from the sale of the company’s direct and indirect investment in Pilicka Telefonia Sp. z o.o. (“Pilicka”) on December 19, 2005. Net income before these items was $2.8 million, or $0.19 per share, for the fourth quarter of 2006, compared to $1.1 million, or $0.07 per share, for the fourth quarter of 2005.

Total operating revenue for the full year 2006 was $162.1 million, compared to $164.6 million for the previous year. Operating income for 2006 was $22.5 million compared to operating income of $22.8 million in 2005. Net income for the year was $6.7 million, or $0.47 per share, as compared to a net income of $13.7 million, or $0.96 per share, for 2005.

Results for 2006 included a gain on investment of $1.0 million ($0.7 million, or $0.05 per common share, after tax) as a result of a $1.0 million cash payment received in December related to advances to our international operations that had been written off in a previous year, a loss on early extinguishment of debt of $1.1 million ($0.6 million, or $0.04 per share after tax), a non-cash customer relationships intangible asset impairment loss of $1.9 million ($1.1 million, or $0.08 per share, after tax) and a loss on the sale of the Voice Systems Business of $1.0 million, net of tax, or $0.07 per share. Results for 2005 include income of $6.4 million ($6.0 million, or $0.42 per common share, after tax) from the sale of the company’s direct and indirect investment in Pilicka, a gain on investment of $2.0 million ($1.3 million, or $0.09 per common share, after tax) from the sale of our interest in PenTeleData and a reduction of income tax expense of $0.4 million, or $0.02 per share, due to adjusting federal and state tax provisions for 2004 to the actual tax returns filed in 2005. Net income before these items was $8.7 million, or $0.61 per share, for the year ended December 31, 2006, compared to $6.0 million, or $0.43 per share, for the year ended December 31, 2005.

“D&E made solid progress in 2006,” stated James Morozzi, D&E’s President and Chief Executive Officer. “We placed corporate emphasis on broadband growth and have increased DSL/ High-speed Internet subscribers by 41% over last year. We have also realized success in our CLEC’s “On-Net” initiative with an increase to 30% of our customers being served entirely on our own network at year-end as compared to 26% On-Net at year-end 2005. This focus on converting existing customers to our own facilities, as well as emphasizing customer acquisition on our network, is a key to the profitability of our CLEC. To that end, we expanded our network in January 2007 with the purchase of a 26-mile fiber optic network in the Harrisburg area and contracts with two central Pennsylvania school districts. In 2006, our CLEC crossed a milestone by generating operating income for the first time.”

Morozzi also noted, “We certainly realize that 2007 is a critical year for our Systems Integration segment. We feel that we positioned ourselves for success in October with the sale of the assets of our commercial voice equipment and service operation to eCommunications Systems Corporation. This move away from a non-strategic business will allow us to put more focus on data, professional and managed services which provide recurring revenue for D&E.”

Morozzi concluded, “Despite the competitive pressures our RLECs face, we experienced solid performance from this area as a result of cost containment initiatives and the continued emphasis on service to our customers. Our employees continue to strive to Deliver Excellence to every customer, every day.”

Summary Statistics

	December 31, 2006	December 31, 2005	Change	% Change
RLEC lines	129,848	134,698	(4,850)	(3.6%)
CLEC lines	43,720	40,796	2,924	7.2%
DSL/High-speed Internet Subscribers	31,724	22,504	9,220	41.0%
Dial-up Internet subscribers	5,337	7,959	(2,622)	(32.9%)
Video subscribers	7,437	6,630	807	12.2%
Web-hosting customers	951	952	(1)	(0.1%)

On a segment by segment basis, the company reported the following information:

Rural Local Exchange Carrier (RLEC)

Fourth quarter 2006 revenues from the RLEC segment were $25.1 million, as compared to $28.4 million for fourth quarter 2005. The decrease was due in large part to lower NECA settlement revenues and decreased directory revenue of $1.7 million. Full-year 2006 revenue for the RLEC segment was approximately $107 million, as compared to $111 million for 2005. The decrease was due mainly to reductions in network access revenue of $2.8 million primarily from lower special access circuits and decreased minutes of use and lower rates.

RLEC operating expenses for the fourth quarter were $17.3 million, compared to $19.0 million during the same period last year, with the reduction caused primarily by a decrease in directory expense of $1.5 million . RLEC operating expenses for the year decreased $1.7 million, or 9.2%, to $76.2 million in 2006 due in large part to decreases in depreciation expense of $0.7 million, and corporate overhead expenses of $0.9 million. Operating income for the quarter was $7.8 million, down from $9.4 million in the fourth quarter 2005. Operating income for the full year 2006 decreased $2.1 million, or 6.6%, to $30.4 million.

Competitive Local Exchange Carrier (CLEC)

For the fourth quarter of 2006, CLEC segment revenues were $11.1 million, compared to $10.5 million for the same period of 2005. This increase was due to increased intrastate network access revenue and a larger number of access lines, offset by a reduction in long distance service revenues due to rate reductions and fewer minutes of use. CLEC segment revenues for 2006 increased $2.0 million, or 4.9%, to $42.8 million. The increase was primarily related to the addition of access lines for new customers, increased interstate access minutes of use and rates and growth in long distance circuits partially offset by a $1.4 million decrease in long distance revenues due to rate reductions and decreased minutes of use.

CLEC operating expenses for the fourth quarter of 2006 were $10.8 million, down from $10.9 million for the same period last year. Full year 2006 CLEC segment operating expenses increased $0.3 million, or 0.8%, to $42.6 million.

For the fourth quarter of 2006 operating income was $0.2 million compared to an operating loss of $0.3 million in the fourth quarter 2005. For the year, the CLEC segment reported an operating income of $0.2 million, up from an operating loss of $1.5 million during 2005.

Internet Services

Internet services revenues for the fourth quarter of 2006 were $4.2 million, as compared to $3.5 million in the fourth quarter of 2005, due to increased DSL revenues. For the year, the company’s Internet Services segment revenues increased 19.5%, to $15.6 million, compared to $13.0 million for 2005, primarily due to increased DSL revenues.

Operating expenses for the fourth quarter of 2006 were $3.9 million, as compared to $3.4 million for the same period of 2005, due primarily to an increase in the costs of providing additional broadband capacity. Operating expenses for the year were $15.5 million, as compared to $13.7 million in 2005, also due to the factors cited above for the fourth quarter of 2006.

For the fourth quarter, Internet Services had operating income of $0.3 million, compared to $0.04 million during the same period in 2005. For the year, the operating income was $0.1 million, compared to an operating loss of $0.6 million in 2005.

Systems Integration

System Integration revenues for the quarter were $1.8 million, compared to $1.4 million for the same period last year. Communication services revenue increased $0.2 million and communication products sold increased $0.2 million. For the year, Systems Integration segment revenue was $6.7 million, compared to $8.6 million in 2005. The decrease was primarily due to the expiration of a government services contract as of June 30, 2005.

Fourth quarter 2006 operating expenses were $2.7 million, compared to $3.0 million in the previous year. The decrease was due primarily to lower labor and subcontractor costs. For the year, operating expenses were $13.1 million, compared to $14.2 million in the previous year. Decreased labor and subcontractor costs were the primary reasons for the lower operating expenses.

Systems integration operating losses for the quarter ended December 31, 2006 were $0.8 million, as compared to $1.6 million in the fourth quarter of 2005. Operating losses for the year increased $0.8 million, to $6.4 million, as compared to $5.6 million in 2005. In 2006, we recorded a $1.9 million non-cash customer relationships intangible asset impairment loss in this segment.

About D&E Communications

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
	2006	2005	2006	2005
OPERATING REVENUES
Communication service revenues	$38,405	$40,844	$156,862	$158,985
Communication products sold	580	376	2,252	2,653
Other	812	662	2,954	2,924

Total operating revenues	39,797	41,882	162,068	164,562

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	13,513	15,748	60,314	63,087
Cost of communication products sold	477	351	1,905	2,236
Depreciation and amortization	9,752	9,400	38,241	38,123
Marketing and customer services	3,281	3,680	13,458	13,790
General and administrative services	5,605	5,599	23,746	24,496
Intangible asset impairment	—	—	1,892	—

Total operating expenses	32,628	34,778	139,556	141,732

Operating income	7,169	7,104	22,512	22,830

OTHER INCOME (EXPENSE)
Equity in net income (losses) of affiliates	58	1,142	(180)	1,000
Interest expense	(3,737)	(3,741)	(15,274)	(14,177)
Gain (loss) on investments	1,035	4,852	1,035	6,895
Loss on early extinguishment of debt	(9)	—	(1,103)	—
Other, net	1,235	747	4,790	3,205

Total other income (expense)	(1,418)	3,000	(10,732)	(3,077)

Income from continuing operations before income taxes and dividends on utility preferred stock	5,751	10,104	11,780	19,753
INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes	1,969	3,124	3,465	5,887
Dividends on utility preferred stock	16	16	65	65

Total income taxes and dividends on utility preferred stock	1,985	3,140	3,530	5,952

Income from continuing operations	3,766	6,964	8,250	13,801
Discontinued operations:
Income (loss) from operations of Voice Systems Business, net of income tax benefits	(133)	100	(488)	(90)
Loss on sale of Voice Systems Business, net of income taxes	(150)	—	(1,020)	—

Income (loss) from discontinued operations	(283)	100	(1,508)	(90)

NET INCOME	$3,483	$7,064	$6,742	$13,711

Weighted average common shares outstanding (basic)	14,390	14,332	14,369	14,304
Weighted average common shares outstanding (diluted)	14,474	14,371	14,440	14,330

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Income from continuing operations – basic	$0.26	$0.49	$0.57	$0.96
Income (loss) from discontinued operations – basic	(0.02)	—	(0.10)	—

Net income per common share – basic	$0.24	$0.49	$0.47	$0.96

Income from continuing operations – diluted	$0.26	$0.48	$0.57	$0.96
Income (loss) from discontinued operations – diluted	(0.02)	0.01	(0.10)	—

Net income per common share – diluted	$0.24	$0.49	$0.47	$0.96

Dividends per common share	$0.13	$0.13	$0.50	$0.50

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,101	$10,325
Short-term investments	7,746	—
Accounts and notes receivable, net of reserves of $609 and $748	16,037	16,864
Accounts receivable – affiliated company	—	351
Inventories, lower of cost or market, at average cost	2,704	3,645
Prepaid expenses	3,310	8,194
Other	1,150	1,243

TOTAL CURRENT ASSETS	34,048	40,622

PROPERTY, PLANT AND EQUIPMENT
In service	380,630	364,638
Under construction	5,504	7,334

	386,134	371,972
Less accumulated depreciation	214,722	192,259

	171,412	179,713

OTHER ASSETS
Goodwill	143,667	145,448
Intangible assets, net of accumulated amortization	153,072	161,572
Other	8,375	8,317

	305,114	315,337

TOTAL ASSETS	$510,574	$535,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,066	$10,000
Accounts payable and accrued liabilities	13,654	18,962
Accrued taxes	195	2,890
Accrued interest and dividends	1,149	1,791
Advance billings, customer deposits and other	4,880	11,087

TOTAL CURRENT LIABILITIES	26,944	44,730

LONG-TERM DEBT	199,950	205,500

OTHER LIABILITIES
Deferred income taxes	74,849	79,063
Other	21,806	20,587

	96,655	99,650

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares: 100,000 at December 31, 2006 and 2005 Outstanding shares: 14,399 at December 31, 2006 and 14,345 at December 31, 2005	2,563	2,554
Additional paid-in capital	162,010	160,924
Accumulated other comprehensive income (loss)	(5,028)	(5,598)
Retained earnings	44,651	45,083
Treasury stock at cost, 1,640 shares at December 31, 2006 and 2005	(18,617)	(18,617)

	185,579	184,346

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$510,574	$535,672

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	2006	2005
Net income	$6,742	$13,711
Add: Loss from discontinued operations	1,508	90

Income from continuing operations	8,250	13,801
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	38,241	38,123
Bad debt expense	592	485
Deferred income taxes	(3,870)	(3,587)
Equity in net income (losses) of affiliates	180	(1,000)
Gain on investments	(1,035)	(6,895)
Gain from cash recovery of note receivable	(2,875)	(1,500)
Loss on retirement of property, plant and equipment	193	53
Intangible asset impairment	1,892	—
Stock-based compensation expense	367	175
Loss on early extinguishment of debt	1,103	—
Changes in operating assets and liabilities:
Accounts receivable	1,364	(1,130)
Inventories	108	(122)
Prepaid expenses	4,955	272
Accounts payable and accrued liabilities	(5,382)	1,000
Accrued taxes and accrued interest	(3,476)	1,747
Advance billings, customer deposits and other	(5,555)	(497)
Other, net	2,702	324

Net Cash Provided by Operating Activities from Continuing Operations	37,754	41,249

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(24,214)	(30,541)
Purchase of short-term investments	(16,123)	—
Proceeds from sale of short-term investments	8,377	—
Collection of note receivable	2,875	1,500
Proceeds from sale of investments	—	7,762
Investments in and advances to affiliates	(390)	(315)
Investment returns and repayments from affiliates	1,035	1,563

Net Cash Used in Investing Activities from Continuing Operations	(28,440)	(20,031)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(6,839)	(6,825)
Proceeds from long-term debt financing	180,750	—
Payment of debt issuance costs	(400)	—
Payments on long-term debt	(190,807)	(13,000)
Termination of interest rate swap agreements	1,064	—
Proceeds from issuance of common stock	224	364

Net Cash Used in Financing Activities from Continuing Operations	(16,008)	(19,461)

CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	(6,694)	1,757

CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS
Cash provided by (used in) operating activities of discontinued operations	(248)	364
Cash used in investing activities of discontinued operations	(282)	(313)

Net Cash Provided by (Used in) Discontinued Operations	(530)	51

INCREASE IN CASH AND CASH EQUIVALENTS	(7,224)	1,808

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	10,325	8,517

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,101	$10,325